American Enterprise.Com Merger Update

TAMPA, Fla., October 28, 2002 (BUSINESS WIRE)

American Enterprise.Com, Corporation ("AMER" or "the Company") (OTCBB:AMER) announces that its previously signed Letter of Intent to acquire 100% of the outstanding stock of HealthCentrics, Inc., after AMER emerges from Chapter 11 reorganization, is proceeding as planned. All terms and conditions are the same, including HealthCentrics' shareholders receiving one share of AMER for each share of HealthCentrics.

AMER's plan to complete its reorganization this month has been conditionally approved by the court. The court has set the date of November 20, 2002 for final approval, subject to hearing and ruling on any third party objections that may be filed. The Plan of Reorganization contemplates that AMER will emerge from reorganization with no significant debt. Further, the existing publicly traded stock will not be compromised. Accordingly, there will be no reverse split or cancellation of the existing AMER stock. The acquisition of HealthCentrics by AMER is subject to the parties concluding a definitive greement and approval by the Bankruptcy Court.

HealthCentrics is a healthcare Application Service Provider (ASP) that markets HealthCentrics 3.0, a web-native and browser-based practice management application to third-party billing companies, practice management organizations, payers, hospitals, and physician organizations. For additional information please visit the Web site at http://www.HealthCentrics.com

Information set forth in this report relates to future events and expectations and as such constitutes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions in this report are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable.

There is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report.

CONTACT: American Enterprise.Com, Corporation, Tampa
John Stanton, 813/258-1065 x237
chuck@healthcentrics.com